SUB-ITEM 77K
Changes in registrants certifying accountant:
AT Disciplined Equity Fund, formerly Invesco
Disciplined Equity Fund (the Fund)

File Number: 811-06400
The Fund selected Ernst & Young LLP (E&Y) to serve as the Funds independent registered public accounting firm for the Funds fiscal year ended
October 31, 2014. The decision to select E&Y was recommended by the Funds Audit Committee on August
13, 2013 and was approved by the Funds Board of Trustees on August 13, 2013. PricewaterhouseCoopers
LLP (PwC), the auditors of the former Invesco
Disciplined Equity Fund, were informed on February
24, 2014 that, effective upon the reorganization of the Invesco Disciplined Equity Fund into the Fund on
January 2, 2014, they had been dismissed as the Funds auditors.
During the Funds fiscal years ended October 31, 2012 and October 31, 2013, and through January 2, 2014, neither the Fund, nor anyone on its behalf, consulted with E&Y on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304). The decision not to renew the engagement of PWC, effective upon its completion of its audit for the fiscal year ended
October 31, 2013, and to select E&Y was recommended by the Funds Audit Committee and approved by the Funds Board of Trustees.
PWCs reports on the Funds financial statements for the fiscal years ended October 31, 2012 and October
31, 2013 contained no adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds fiscal years ended
October 31, 2012 and October 31, 2013 and through
January 2, 2014, (i) there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements for such years; and
(ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.
The Registrant has requested that PWC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.